Exhibit 99(a)

 Welcome to the  2015 Annual Meeting

Shareholder Assembly Agenda

- Balance Sheet
- Branch Growth & Future Plans
- Income Statement & Ratio Analysis
- Dividends & Capital Growth
- Stock Performance
- Market & Regulatory Environment
- Other Items To Note
- Things To Be Proud Of
- Questions and Answers

TRUSTCO
Bank Corp NY

Loan Growth ($000)

 Nonperforming Loans / Loans (%)

 Short-term Delinquencies* (%)  *30-89 day past due loans / total loans

 Deposit Growth ($000)

 Number of Branches & Average Size

 Investments & Cash to Assets (%)

 Margin has been roughly stable and expenses flattened…..  …helping to drive ROE and ROA as credit costs decline and growth continues

 TrustCo vs. Peers  *All public owned banking institutions covered by SNL Financial with assets of $2 to $10 billion as of December 31, 2014; peer numbers are the medians for the full year 2014. All ratios are as published by SNL Financial.     TrustCo               Peers*     2010  2011  2012  2013  2014  Q1/15     2014                    Return on Average Equity  11.5%  11.0%  10.7%  11.2%  11.5%  10.8%     9.0%  Return on Average Assets  0.77%  0.81%  0.87%  0.90%  0.97%  0.92%     0.92%  Net Interest Margin  3.50%  3.40%  3.20%  3.14%  3.16%  3.07%     3.63%  Nonperforming Loans/ Loans  2.07%  1.93%  2.20%  1.79%  1.39%  1.37%     1.18%  30-89 Day PD Loans / Loans  0.91%  0.48%  0.30%  0.24%  0.22%  0.22%     0.35%   Efficiency Ratio  51.4%  50.0%  52.3%  52.8%  52.6%  54.2%     63.0%

 Dividends & Capital Growth2000-2014  Dividends Paid: $6.79 per shareDividends Paid: $521 million totalShareholders’ Equity: Increase of 101%

 3 Year Stock Performance*  *December 31, 2011 to December 31, 2014, Total Return

 Market & Regulatory Environment   New RegulationsHeightened Regulatory ExpectationsIncreased Investment in:Systems, governance and technologyStaffing, training and developmentEnhanced operating policies, procedures, audit and risk monitoring systems  Goal: To meet and exceed heightened market and regulatory expectations.

 Other Items to Note  Bob CushingJoe LucarelliRegulatory Environment

 Things To Be Proud Of  Bauer ratingRanked #12 thrift institution in nation by SNL Financial for 2014Loan portfolio exceeded $3 billion for the first timeOpened 50th branch in FloridaFinancial Services Department growthEmployee and Company support for our communities

 Forward Looking Statements  Safe Harbor Regarding Forward-Looking StatementsThis presentation may contain forward-looking information about TrustCo Bank Corp NY (“the Company”) that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: credit risk, the effects of and changes in, trade, monetary and fiscal policies and laws, inflation, interest rates, market and monetary fluctuations, competition, the effect of changes in financial services laws and regulations, real estate and collateral values, changes in accounting policies and practices, changes in local market areas and general business and economic trends and the matters described under the heading “Risk Factors” in our most recent annual report on Form 10-K and our other securities filings. The statements are valid only as of the date hereof and the Company disclaims any obligation to update this information except as may be required by applicable law.   Note: Data in this presentation was obtained from SNL Financial and from the Company’s SEC filings. Ratios use SNL definitions and may differ from definitions used by the Company in its own SEC filings SNL definitions are available upon request.

 2015 Annual Meeting  Questions and Answers

 2015 Annual Meeting  Thank You for Attending